Exhibit 6.11

SKY440, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Sky440, Inc. (the “Corporation”):

Optionee: _____________________________________________

Grant Date: ____________________________________________

Vesting Commencement Date (if applicable): ___________________

Exercise Price: $_________________________ per share

Number of Option Shares: _________________ shares of Common Stock

Expiration Date: _________________________________________

Type of Option	_____	Incentive Stock Option

	_____	Non-Statutory Stock Option

Date Exercisable	Immediately Exercisable

Type of Vesting	____	Immediately Vested

	_____	Subject to Vesting Schedule

Vesting Schedule: The Option Shares shall initially be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. Optionee shall acquire a vested interest in, and the Corporation’s repurchase right shall accordingly lapse with respect to: (i) 25% of the Option Shares upon Optionee’s completion of one year of Service measured from the Vesting Commencement Date; and (ii) the balance of the Option Shares in a series of 36 successive equal monthly installments upon Optionee’s completion of each additional month of Service over the 36 month period measured from the first anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Sky440, Inc. 2018 Stock Option/Stock Issuance Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

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REPURCHASE RIGHTS. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED STOCK PURCHASE AGREEMENT.

At Will Employment. Nothing in this notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this notice shall have the meaning assigned to them in this notice or in the attached Stock Option Agreement.

DATED: __________________, ___________

SKY440, INC. _________________________________________
BY:
ITS:

OPTIONEE

Address:

Attachments:

Exhibit A - Stock Option Agreement

Exhibit B - Stock Purchase Agreement

Exhibit C - 2018 Stock Option/Stock Issuance Plan

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